UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

IOWA RENEWABLE ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1701 East 7th Street, Washington, IA	52353
	(Address of principal executive offices)	(Zip Code)

(319) 653-2890
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On Monday, September 24, 2012, Iowa Renewable Energy, LLC ("IRE") held its annual member meeting. Pursuant to the proxy statement filed by IRE, the following six proposals were presented at the annual meeting for a vote by the members: (1) To amend and restate IRE's Second Amended and Restated Operating Agreement to provide for two classes of units; (2) to reclassify IRE's units into Class A and Class B Units for the purpose of discontinuing the registration of IRE's units under the Securities and Exchange Act of 1934; (3) to approve the voting rights of our Class B Units to only election of directors, voluntary dissolution and mergers along with certain specific amendments to the Operating Agreement; (4) to approve transfer restrictions for our Class A Units to be limited to transfers in blocks of at least ten Class A Units; (5) to elect two directors to the seats open for election; and (6) to adjourn or postpone the meeting if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the meeting to approve the matters under consideration. Due to the passage of Proposals 1, 2 3, and 4, the outcome of voting of Proposal 6 was irrelevant.

	For	Against	Abstain

Proposal 1 - Third Amended and Restated Operating Agreement	10,720	916	81
Proposal 2 - Reclassification of Units/Deregistration	10,705	906	106
Proposal 3 - Voting Rights of Class B	10,740	871	106
Proposal 4 - Transfer Restrictions on Class A	10,563	738	416
Proposal 5 - Director Elections
Larry Rippey	9,605	320	1,792
Tim Swift	9,872	293	1,552

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

Date: September 26, 2012	/s/ Larry Rippey
Larry Rippey
Chairman and President